Exhibit 99.1

News Release	Contact:	Bruce Russell
Russell Communications Group
310-559-4955 x101
brucerussell@ruscom.com

Cyanotech Receives Notice of Compliance from Nasdaq

KAILUA-KONA, Hawaii (March 16, 2007) — Cyanotech Corporation (Nasdaq: CYAN) filed with the Securities and Exchange Commission on March 14, 2007 its Form 10-Q for the quarter ended December 31, 2006.  Therefore, the Company is in compliance with SEC periodic report requirements.  On the same date, the Company was notified by the Nasdaq Listing Qualifications Panel that it has demonstrated compliance with all Nasdaq Marketplace Rules.  Accordingly, Nasdaq determined to continue the listing of the Company’s securities on The Nasdaq Stock Market.

Cyanotech Corporation, a world leader in microalgae technology, produces BioAstin® Natural Astaxanthin and Hawaiian Spirulina Pacifica®—all natural, functional nutrients that enhance human health and nutrition. Cyanotech’s spirulina, FDA reviewed and accepted as Generally Recognized as Safe (GRAS) for use as a food ingredient, augments energy and immune response. BioAstin’s benefits derive from its superior antioxidant activity and from its ability to support and maintain natural inflammatory response, enhancing skin, muscle and joint health.  NatuRose® Natural Astaxanthin is a natural pigment source that also promotes animal health and nutrition, primarily in aquaculture. Phycobiliproteins are fluorescent pigments used in medical diagnostic testing and research. Cyanotech produces these products from microalgae grown at its 90-acre facility in Hawaii using patented and proprietary technology and distributes them to nutritional supplement, nutraceutical, cosmeceutical, and animal feed makers and marketers in more than 40 countries worldwide. Cyanotech was the first microalgae company in the world to obtain ISO 9001:2000. Visit www.cyanotech.com for more information.

#   #   #

73-4460 Queen Kaahumanu Highway, #102  ~  Kailua-Kona, Hawaii 96740

(808) 326-1353  fax (808) 329-3597  ~ www.cyanotech.com